Exhibit 4.3

                                FDX CORPORATION
                           1997 STOCK INCENTIVE PLAN
                                 (As Amended)


1.    Purpose of Plan

      The purpose of the FDX Corporation 1997 Stock Incentive Plan (the "Plan") is to aid FDX Corporation (the "Corporation") and its subsidiaries in securing and retaining key employees and directors of outstanding ability and to provide additional motivation to such employees and directors to exert their best efforts on behalf of the Corporation and its subsidiaries. The Corporation expects that it will benefit from the added interest which such employees and directors will have in the welfare of the Corporation as a result of their ownership or increased ownership of the Corporation's Common Stock.

2.    Stock Subject to the Plan

      The total number of shares of Common Stock of the Corporation that may be optioned under the Plan is 3,000,000 shares, which may consist, in whole or in part, of unissued shares or treasury shares. Any shares optioned hereunder that are canceled or cease to be subject to the option may again be optioned under the Plan.

3.    Administration

      The Plan shall be administered by those members, not less than two, of the Compensation Committee of the Board of Directors, each of whom is an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and a "non-employee director" as defined in Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Committee"). Members of the Committee shall be eligible for participation in the automatic grant of options to directors hereunder.

      The Committee shall have the sole authority to grant options under the Plan and, consistent with the Plan, to determine the provisions of the options to be granted, to interpret the Plan and the options granted under the Plan, to adopt, amend and rescind rules and regulations for the administration of the Plan and generally to administer the Plan and to make all determinations in connection therewith which may be necessary or advisable, and all such actions of the Committee shall be binding upon all participants. Committee decisions and selections shall be made by a majority of its members present at the meeting at which a quorum is present, and shall be final. Any decision or selection reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting duly held.

4.    Eligibility

      Unless otherwise determined by the Committee, key employees, including officers, of the Corporation and its subsidiaries (but excluding members of the Committee except as provided in paragraph 7) who are from time to time responsible for the management, growth and protection of the business of the Corporation and its subsidiaries are eligible to be granted options under the Plan. The employees who shall receive options under the Plan shall be selected from time to time by the Committee in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of shares to be covered by the option or options granted to each such employee selected, subject to the maximum number of stock options which may be granted to an optionee under the Plan.

5.    Limit on Awards

      Unless otherwise determined by the Committee, no option may be granted under the Plan after October 5, 2007, but options theretofore granted may extend beyond that date. No optionee shall receive options for more than 400,000 shares of the Corporation's Common Stock during any fiscal year under the Plan.

6.    Terms and Conditions of Stock Options

      All options granted under this Plan shall be subject to all the applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith as the Committee shall determine.

                  (a) Option Price. The option price per share for options granted to employees shall be determined by the Committee, but shall not be less than 100% of the fair market value at the time the option is granted. The fair market value shall, for all purposes of the Plan, be the mean between the high and low prices at which shares of such stock are traded on the New York Stock Exchange on the day on which the option is granted. In the event that the method for determining the fair market value of the shares provided for in this paragraph (a) shall not be practicable, then the fair market value per share shall be determined by such other reasonable method as the Committee shall, in its discretion, select and apply at the time of grant of the option concerned.

                  (b) Time of Exercise of Option. Unless otherwise determined by the Committee, each option shall be exercisable during and over such period ending not later than ten years from the date it was granted, as may be determined by the Committee and stated in the option.

         Unless otherwise determined by the Committee, no option shall be exercisable during the year ending on the first anniversary date of the granting of the option, except as provided in paragraphs 6(d) and 14 of the Plan.

                  (c) Payment. Each option may be exercised by giving written notice to the Corporation specifying the number of shares to be purchased and accompanied by payment in full (including applicable taxes, if any) in cash therefor. No option shall be exercised for less than the lesser of 50 shares or the full number of shares for which the option is then exercisable. No optionee shall have any rights to dividends or other rights of a stockholder with respect to shares subject to his or her option until he or she has given written notice of exercise of his or her option, paid in full for such shares and, if requested, given the representation described in paragraph 11 of the Plan.

                  (d) Rights After Termination of Employment. Unless otherwise determined by the Committee, if an optionee's employment by the Corporation or a subsidiary or if a director's directorship terminates by reason of such person's retirement, the optionee's option may thereafter be exercised to the extent to which it was exercisable at the time of retirement but may not be exercised after the expiration of the period of twenty-four months from the date of such termination of employment or directorship or of the stated period of the option, whichever period is the shorter; provided, however, that if the optionee dies within twenty-four months after such termination of employment or directorship, any unexercised option, to the extent to which it was exercisable at the time of the optionee's death, may thereafter be exercised by the legal representative of the estate or by the legatee of the option under the last will for a period of twelve months from the date of the optionee's death or the expiration of the stated period of the option, whichever period is the shorter.

         Unless otherwise determined by the Committee, if an optionee's employment by the Corporation or a subsidiary or if a director's directorship terminates by reason of permanent disability, the optionee's option may thereafter be exercised in full (except that no option may be exercised less than six months from the date of grant) but may not be exercised after the expiration of the period of twenty-four months from the date of such termination of employment or directorship or of the stated period of the option, whichever period is the shorter; provided, however, that if the optionee dies within a period of twenty-four months after such termination of employment or directorship, any unexercised option, to the extent to which it was exercisable at the time of the optionee's death, may thereafter be exercised by the legal representative of the estate or by the legatee of the option under a last will for a period of twelve months from the date of the optionee's death or the expiration of the stated period of the option, whichever period is the shorter.

         Unless otherwise determined by the Committee, if an optionee's employment by the Corporation or a subsidiary or if a director's directorship terminates by reason of the optionee's death, the optionee's option may thereafter be immediately exercised in full by the legal representative of the estate or by the legatee of the option under a last will, and for a period of twelve months from the date of the optionee's death or the expiration of the stated period of the option, whichever period is the shorter.

         Unless otherwise determined by the Committee, if an optionee's employment or if a director's directorship terminates for any reason other than death, retirement or permanent disability, the optionee's option shall thereupon terminate.

7.    Automatic Grant of Options to Directors

      Notwithstanding any other provision of the Plan, the grant of options hereunder to directors who are not also employees of the Corporation shall be subject to the following terms and conditions:

                (a) Immediately following each of the five consecutive Annual Meetings of the Stockholders of the Corporation beginning with the 1998 Annual Meeting, each director of the Corporation who is then incumbent and is not also an employee of the Corporation shall be granted a non-incentive stock option to purchase 2,000 shares, for the fiscal year 1998 Annual Meeting, and 4,000 shares, for the fiscal year 1999, 2000, 2001 and 2002 Annual Meetings, of the Common Stock of the Corporation.

                (b) If a person who is not also an employee of the Corporation is elected or appointed a director other than at an Annual Meeting, such person shall thereupon be granted a non-incentive stock option to purchase 4,000 shares, if elected or appointed after the 1998 Annual Meeting but before the 1999, 2000, 2001 or 2002 Annual Meetings, of the Common Stock of the Corporation.

                (c) Each option granted to directors under this paragraph 7 shall be exercisable at an exercise price equal to 100% of the fair market value of the price of the Common Stock on the date of the grant, as determined in accordance with the second sentence of paragraph 6(a) hereof.

                (d) Each option granted to directors under this paragraph 7 shall be exercisable on and after the first anniversary of the date of grant.

                (e) Unless otherwise provided in the Plan, all provisions with respect to the terms of non-incentive stock options hereunder shall be applicable to stock options granted to directors.

                (f) The automatic grants described in this paragraph 7 shall constitute the only grants under the Plan permitted to be made to directors who are not also employees of the Corporation.

8.    Transferability Restriction

      Unless otherwise determined by the Committee, the option by its terms shall be personal and shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution. During the lifetime of an optionee, the option shall be exercisable only by the optionee, or by a duly appointed legal representative, unless otherwise determined by the Committee.

9.    Designation of Certain Options as Incentive Stock Options

      Options or portions of options granted to employees hereunder may, in the discretion of the Committee, be designated as "incentive stock options" within the meaning of Section 422 of the Code. In addition to the terms and conditions contained in paragraph 6 hereof, options designated as incentive stock options shall also be subject to the condition that the aggregate fair market value (determined at the time the options are granted) of the Corporation's Common Stock with respect to which incentive stock options are exercisable for the first time by any individual employee during any calendar year (under this Plan and all other similar plans of the Corporation and its subsidiaries) shall not exceed $100,000.

10.   Loans to Optionees

      The Corporation may make interest-free demand loans to holders of options which are not designated or qualified hereunder or by the Code as "incentive stock options" for the purpose of exercising such options or for the purpose of enabling optionees to pay any tax liability associated with the exercise of any such option. Such loans shall be fully secured by shares of Common Stock of the Corporation and shall in any event be repayable upon the termination of the optionee's employment or directorship with the Corporation for any reason. The Committee shall establish written procedures concerning the application for and making of such loans.

11.   Investment Representation

      Upon any distribution of shares of Common Stock of the Corporation pursuant to any provision of this Plan, the distributee may be required to represent in writing that he or she is acquiring such shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The certificates for such shares may include any legend which the Corporation deems appropriate to reflect any restrictions on transfers.

12.   Transfer, Leave of Absence, Etc.

      For the purpose of the Plan: (a) a transfer of an employee from the Corporation to a subsidiary, or vice versa, or from one subsidiary to another, and (b) a leave of absence, duly authorized in writing by the Corporation, shall not be deemed a termination of employment.

13.   Rights of Employees and Others

         (a) No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan.

         (b) Nothing contained in the Plan shall be deemed to give any employee the right to be retained in the service of the Corporation or its subsidiaries.

14.   Changes in Capital or Control

      If the outstanding Common Stock of the Corporation subject to the Plan shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation or other corporate reorganization, the number and kind of shares subject to this Plan and the option prices shall be approximately and equitably adjusted so as to maintain the option price thereof. Notwithstanding any other provision of the Plan, upon the occurrence of a Change in Control, as hereinafter defined, each holder of an unexpired option under the Plan shall have the right to exercise such option in whole or in part without regard to the date that such option would be first exercisable, and such right shall continue, with respect to any such holder whose employment with the Corporation or subsidiary or whose directorship on the Board of Directors terminates following a Change in Control, for a period ending on the earlier of the date of expiration of such option or the date which is twelve months after such termination of employment or directorship.

      For purposes of the Plan, a "Change in Control" of the Corporation shall be deemed to have occurred if:

                  (a) any person, as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, becomes a beneficial owner (within the meaning of Rule 13d-3 under such Act) of 20% or more of the Corporation's outstanding Common Stock;

                  (b) there occurs within any period of two consecutive years any change in the directors of the Corporation such that the members of the Corporation's Board of Directors prior to such change do not constitute a majority of the directors after giving effect to all changes during such two-year period unless the election, or the nomination for election by the Corporation's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

                  (c) the Corporation is merged, consolidated or reorganized into or with, or sells all or substantially all of its assets to, another corporation or other entity, and immediately after such transaction less than 80% of the voting power of the then-outstanding securities of such corporation or other entity immediately after such transaction is held in the aggregate by holders of the Corporation's Common Stock immediately before such transaction.

      In addition, if the Corporation enters into an agreement or series of agreements or the Board of Directors of the Corporation adopts a resolution which results in the occurrence of any of the foregoing events, and the employment or directorship of a holder of an option under the Plan is terminated after the entering into of such agreement or series of agreements or the adoption of such resolution, then, upon the occurrence of any of the events described above, a Change in Control shall be deemed to have retroactively occurred on the date of entering into of the earliest of such agreements or the adoption of such resolution.

15.   Use of Proceeds

      Proceeds from the sale of shares pursuant to options granted under this Plan shall constitute general funds of the Corporation.

16.   Amendments

      The Board of Directors may discontinue the Plan and the Committee may amend the Plan from time to time, but no amendment, alteration or discontinuation shall be made which, without the approval of the stockholders, would:

                  (a) Except as provided in paragraph 14 of the Plan, increase the total number of shares reserved for the purposes of the Plan;

                  (b) Decrease the option price of an option to less than 100% of the fair market value on the date of the granting of the option;

                  (c) Increase the maximum number of options which may be granted to an optionee under the Plan; or

                  (d) Amend or modify paragraph 7 of the Plan.

      Neither shall any amendment, alteration or discontinuation impair the rights of any holder of an option theretofore granted without the optionee's consent; provided, however, that if the Committee after consulting with management of the Corporation determines that application of an accounting standard in compliance with any statement issued by the Financial Accounting Standards Board concerning the treatment of employee stock options would have a significant adverse effect on the Corporation's financial statements because of the fact that options granted before the issuance of such statement are then outstanding, then the Committee in its absolute discretion may cancel and revoke all outstanding options to which such adverse effect is attributed and the holders of such options shall have no further rights in respect thereof. Such cancellation and revocation shall be effective upon written notice by the Committee to the holders of such options.

17.   Repricing Restriction

      Options granted under this Plan shall not be repriced by the Corporation for any reason.

18.   Effective Date of Plan

      This Plan shall be effective upon its approval by the Corporation's Board of Directors and stockholders.

19.   Compliance with Section 16(b)

      The Plan is intended to comply with all applicable conditions of Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. All transactions involving the Corporation's directors and executive officers are subject to such conditions, regardless of whether the conditions are expressly set forth in the Plan. Any provision of the Plan that is contrary to a condition of Rule 16b-3 shall not apply to directors and executive officers of the Corporation.